NEWS RELEASE

EVEREST RE GROUP, LTD.

Wessex House, 45 Reid Street, 2nd Floor, Hamilton HM DX, Bermuda

Contact:

Elizabeth B. Farrell

Vice President, Investor Relations

Everest Global Services, Inc.

908.604.3169	For Immediate Release

Everest Re Group Increases Loss Estimates for 2005 Hurricane Events; GAAP Equity Expected to Exceed $4.0 Billion

HAMILTON, Bermuda – January 12, 2006 -- Everest Re Group, Ltd. (NYSE: RE) announced today that it has increased its loss estimates for Hurricanes Katrina, Rita and Wilma. Total pre-tax losses from these events, which had previously been estimated at $1.0 billion, including the $300 million for Hurricane Wilma announced on November 28, 2005, are now estimated to reach $1.2 billion, net of reinstatements.

For the full year 2005, the net after-tax impact of these storms is estimated at $962 million. For the fourth quarter of 2005, including the previously announced loss estimate for Hurricane Wilma, losses arising from these storms are now estimated at $492 million on a pre-tax basis and $395 million on an after-tax basis. As a result of the increased loss estimates on these storms, the Company will experience a more significant full-year loss than had originally been anticipated. The Company, however, expects year-end shareholders’ equity to be in excess of $4.0 billion, an increase when compared to the $3.7 billion it had at December 31, 2004.

The unusual frequency and intensity of the record-breaking windstorms of 2005 caused significant and widespread destruction, making this the costliest natural catastrophe year on record for the insurance industry – and for Everest. Importantly, each of these storms, particularly Hurricane Katrina, had unique characteristics which posed unusual challenges with respect to loss estimation.

Joseph V. Taranto, Everest’s Chairman and Chief Executive Officer, commented, “Despite the significance of these losses, we believe that the Company’s fundamentals remain strong and we expect Everest will end 2005 with its largest ever capital base and superb positioning for 2006 market opportunities. We are very disappointed with the 2005 hurricane losses but note that ours is a risk business offering value to clients through a willingness and capacity to shoulder risk over the long term – a business proposition thoroughly demonstrated in 2005.”

The Company expects to release its fourth quarter and full year 2005 earnings after the close of trading on the NYSE on January 30, 2006. A conference call discussing the results will be held at 8:30 a.m. Eastern Time on January 31, 2006, at which time management will comment further on results and respond to questions from the investment community. The call will be available on the Internet at the Company’s website, www.everestre.com or at www.streetevents.com.

This news release contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company. These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in our latest Annual Report on Form 10-K. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Everest Re Group, Ltd. is a Bermuda holding company that operates through the following subsidiaries: Everest Reinsurance Company provides reinsurance to property and casualty insurers in both the U.S. and international markets. Everest Reinsurance (Bermuda), Ltd., including through its branch in the United Kingdom, provides reinsurance and insurance to worldwide property and casualty markets and reinsurance to life insurers. Everest National Insurance Company and Everest Security Insurance Company provide property and casualty insurance to policyholders in the U.S. Everest Indemnity Insurance Company offers excess and surplus lines insurance in the U.S. Additional information on Everest Re Group companies can be found at the Group’s web site at www.everestre.com.

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